Exhibit 10.1

Second Amendment to Employment Agreement

This Second Amendment to Employment Agreement (this “Second Amendment”), is made and entered into on January 9, 2024, by and among Lulu’s Fashion Lounge, LLC, a Delaware limited liability company (the “Company”), Lulu’s Fashion Lounge Holdings, Inc., a Delaware corporation and indirect parent of the Company (“Parent”) and Mark Vos (“Executive”). For purposes of this Agreement, the term “Company” shall include Parent and each of its subsidiaries, including the Company, unless the context clearly indicates otherwise. All capitalized terms used in this Amendment and not defined herein shall have the meanings set forth in the Amended Agreement.

WHEREAS, the Parties entered into that certain Employment Agreement (the “Agreement”) effective May 12, 2022, where Executive was employed by the Company as its Co-President and Chief Information Officer;

WHEREAS, the Parties amended the Agreement effective March 5, 2023 to employ Executive as its President and Chief Information Officer (the “First Amendment” and together with the Agreement the “Amended Agreement”); and

WHEREAS, effective as of the signing date of this Second Amendment (the “Effective Date”), the Company intends to continue to employ Executive as its President and Chief Information Officer, and the Executive desires the same; and

WHEREAS, the Company and Executive desire to enter into this Second Amendment pursuant to Section 5.3 of the Employment Agreement.

NOW THEREFORE, in consideration of the promises and mutual covenants and agreements contained herein, the adequacy of all of which consideration is hereby acknowledged, the parties hereby agree to the following amendments to the Amended Agreement:

1.            Section 1.1 Agreement and Term is hereby deleted in its entirety and amended and restated as follows: Executive’s employment as the Company’s President and Chief Information Officer shall continue on the Effective Date and end at 11:59 p.m. on December 31, 2025 (the “Initial Term Expiration Date”), subject to earlier termination as provided in Section 3 of the Agreement; provided, that, commencing on the Initial Term Expiration Date, and on each anniversary thereafter (each, an “Extension Date”), the Term shall be automatically extended for an additional one-year period unless the Company or Executive has provided the other party hereto at least 60 days prior written notice before a particular Extension Date that the Term shall not be so extended on such Extension Date.

2.            Section 1.2 Position and Duties; Work Location is hereby deleted in its entirety and amended and restated as follows:

(a)            During the Term, Executive shall serve as the President and Chief Information Officer of the Company and Parent and shall report directly to the Executive Chairman or to a director or committee of the Board of Directors as determined by the Board of Directors at its sole discretion. In such position, Executive shall have such duties, responsibilities, and authorities as are customarily associated with such position for an officer with the same title at a similar company and shall perform such other duties, commensurate with Executive’s position, as requested by the Executive Chairman or such other director or committee of the Board of Directors as determined by the Board of Directors.

(b)            During the Term, Executive's principal work location shall be either the Company's offices in Chico, California or Los Angeles, California. Executive shall adhere to the Company's then-current policies regarding remote and in-person work. Executive may be required to travel to other Company offices and/or for Company business from time to time.

3.            Section 2.2 Bonus is hereby deleted in its entirety and amended and restated as follows: With respect to each fiscal year of the Company ending during the Term, and subject to the achievement of any applicable performance goals, based on corporate, business unit and/or individual performance (each a key performance indicator or “KPI”), to be established by the Board or Compensation Committee, Executive shall be entitled to participate in the Company's annual incentive plan, on such terms and conditions as may be established by the Board or Compensation Committee from time to time, under which Executive shall be eligible to earn an annual bonus (the “Annual Bonus”), with a target amount equal to $300,000 per year. Except as otherwise provided in this Agreement and required by law, Executive must be actively employed with the Company on the date that the Annual Bonus is paid to be eligible for such Annual Bonus. The actual bonus amount may be greater or less than the Target Bonus based on performance against bonus KPIs which are to be reviewed annually and recommended by Compensation Committee and approved by the Board. The KPIs for any particular year shall be provided to Executive no later than sixty (60) days after the commencement of the relevant year. The Annual Bonus (if any) shall be paid within one payroll cycle of completion of the Company’s annual audit for the year in which such Annual Bonus was earned.

4.            Section 2.4 Equity is hereby deleted in its entirety and amended and restated as follows:

(a)            Prior Equity. Nothing herein is intended to reduce or eliminate any rights Executive currently has under any individual equity award agreement between Parent and Executive.

(b)           Signing RSU Award. Effective on the Effective Date, Executive will receive a grant of 300,000 restricted stock units (“RSUs”) pursuant to the terms of this Agreement, the applicable Restricted Stock Unit Agreement, and the Lulu’s Fashion Lounge Holdings, Inc. Omnibus Equity Plan (“Equity Plan”) (the “Signing RSU Award”). Provided that Executive remains employed with the Company through the applicable vesting date, the Signing RSU Award shall vest as follows:

Vesting Date	Number of RSUs Vested
January 9, 2024	100,000
March 31, 2024	25,000
June 30, 2024	25,000
September 30, 2024	25,000
December 31, 2024	25,000
March 31, 2025	25,000
June 30, 2025	25,000
September 30, 2025	25,000
December 31, 2025	25,000

(c)            Annual RSU Awards.

(i)            Effective on the Effective Date, Executive will receive a grant of 360,000 RSUs pursuant to the terms of this Agreement, the applicable Restricted Stock Unit Agreement, and the Equity Plan (the “Year One RSU Award”). Provided that Executive remains employed with the Company through the applicable vesting date, the Year One RSU Award will vest as to 25% of the total underlying RSUs on the following dates: (1) March 31, 2024; (2) June 30, 2024; September 30, 2024; and (4) December 31, 2024.

(ii)            At the first quarterly meeting of the Board in 2025, subject to Executive’s continued employment with the Company through the grant date, the Executive will receive a grant of 360,000 RSUs, pursuant to the terms of the Equity Plan and an individual RSU award agreement (the “Year Two RSU Award”). Provided that Executive remains employed with the Company through the applicable vesting date, the Year Two RSU Award will vest as to 25% of the total underlying RSUs on the following dates: (1) March 31, 2025; (2) June 30, 2025; September 30, 2025; and (4) December 31, 2025.

(d)            Annual PSU Awards.

(i)            Effective on the Effective Date, Executive will receive a grant of 300,000 performance-based RSUs (“PSUs”) pursuant to the terms of the Equity Plan and an individual PSU award agreement (the “Year One PSU Award”), which shall vest as follows:

All of the PSUs underlying the Year One PSU Award will vest on the date when both of the following have occurred: (i) Performance Achievement: the Volume-Weighted Average Price (“VWAP”) of the Company’s common stock over trailing ten (10) trading days equals or exceeds $7.50 on a date when Executive remains employed by the Company or within ninety (90) days following termination of Executive’s employment; and (ii) Service Achievement: Executive remains employed with the Company through December 31, 2024.

(ii)            At the first quarterly meeting of the Board in 2025, subject to Executive’s continued employment with the Company through the grant date, the Executive will receive a grant of 300,000 PSUs pursuant to the terms of the Equity Plan and an individual PSU award agreement (the “Year Two PSU Award”), which shall vest as follows:

All of the PSUs underlying the Year Two PSU Award will vest on the date when both of the following have occurred: (i) Performance Achievement: the Volume-Weighted Average Price (“VWAP”) of the Company’s common stock over trailing ten (10) trading days equals or exceeds $10.00 on a date when Executive remains employed by the Company or within ninety (90) days following termination of Executive’s employment; and (ii) Service Achievement: Executive remains employed with the Company through December 31, 2025.

(e)            In the event that there is a Change in Control (as defined under the Plan) prior to the grant of the Year Two RSU Award and the Year Two PSU Award, and provided that Executive remains employed with the company through the Change in Control, then the Year Two RSU Award and Year Two PSU Award will be granted immediately prior to the Change in Control. Further, in the event that there is a Change in Control and the price per share price that an acquirer has agreed to pay for the Company’s common stock meets or exceeds one or more Performance Achievement VWAP attainment levels, then such agreed upon per share price shall satisfy the Performance Achievement requirement of the relevant PSU award(s).

(f)            In the event that Executive is terminated by the Company without Cause or Executive terminates for Good Reason within three (3) months prior to or twelve (12) months following a Change in Control (as defined under the Plan) (a “CIC Termination”), Executive shall be: (A) 100% vested in any unvested RSUs, including, for avoidance of doubt, the Year Two RSU Award, upon the consummation of the Change in Control; and (B) any PSUs, including, for avoidance of doubt, the Year Two PSU Award, shall be vested based on deemed satisfaction of the Service Achievement and achievement of the applicable performance criteria at the time of the Change in Control (based on the price per share price that an acquirer has agreed to pay for the Company's common stock) and linearly interpolated between attainment levels. In the event that Executive's employment is terminated for Cause, the Company may recoup or be required to recoup under applicable law, any previously vested RSUs or PSUs in accordance with the Company's applicable Clawback Policy.

(g)            Certain Adjustments. The numbers of RSUs and PSUs and the 10-day VWAP targets described in this Section 2.4 shall be equitably adjusted to reflect any stock split, reverse stock split, recapitalization, or similar equity restructuring affecting shares of Parent’s common stock that may occur.

5.            Section 3. TERMINATION is hereby deleted in its entirety and amended and restated as follows:

3.1 Notice of Termination. With the exception of termination of Executive's employment due to Executive's death, any purported termination of Executive's employment by the Company for any reason, including without limitation for Cause or Disability, or by Executive for any reason, shall be communicated by a written Notice of Termination (as defined below) to the other party. For purposes of this Agreement, "Notice of Termination" means a dated notice that: (i) indicates the specific termination provision in this Agreement relied upon; (ii) is given in the manner specified in Section 5.2; and (iii) specifies a Termination Date, which may be the date of the notice, and "Termination Date" means the date specified in the Notice of Termination; provided that in the event of a termination by Executive without Good Reason (as defined below), the Termination Date shall not be less than sixty (60) days after such notice, unless otherwise agreed to by the parties. For the avoidance of doubt, the Term shall end on the Termination Date.

3.2 Termination Due to Death or Disability. If Executive's employment and the Term is terminated by reason of Executive's death or Disability, Executive or Executive's estate shall be entitled to receive: (i) Executive's earned but unpaid Base Salary through the Termination Date; (ii) an amount for reimbursement, paid within 30 days following submission by Executive (or if applicable, Executive's estate) to the Company of appropriate supporting documentation for any unreimbursed reasonable business expenses properly incurred prior to the Termination Date by Executive pursuant to Section 2.5 and in accordance with Company policy; (iii) any earned and unused vacation, paid when required by applicable law and no later than 30 days following the Termination Date, and (iv) such employee benefits, if any, to which Executive (or, if applicable, Executive's estate) or Executive's dependents may be entitled under the employee benefit plans or programs of the Company, paid in accordance with the terms of the applicable plans or programs (the amounts described in clauses (i) through (iv) hereof being referred to collectively as the "Accrued Rights"). In addition to the Accrued Rights, Executive or Executive’s estate shall be entitled to receive any Annual Bonus earned but unpaid with respect to a performance period ending on or preceding the date of termination (the “Accrued Bonus”). The Accrued Bonus is payable on the same date that bonuses for the year are paid to other executives of the Company. For purposes of this Agreement, "Disability" means Executive is unable to perform the essential functions of Executive's position with substantially the same level of quality as immediately prior to such incapacity by reason of any medically determinable physical or mental impairment which has lasted or can reasonably be expected to last for a period of 90 or more consecutive days or one hundred and 120 days during any consecutive six-month period, as determined by a physician to be selected by the Company and approved by Executive, such approval not to be unreasonably delayed or withheld.

3.3 Termination by Executive other than for Good Reason. In the event Executive terminates his employment and the Term, including not renewing the Term pursuant to Section 1.1, Executive shall be entitled to receive the Accrued Rights.

3.4 Termination by the Company for Cause. In the event the Company terminates Executive's employment and the Term for Cause, Executive shall be entitled to receive the Accrued Rights.

3.5 Termination by the Company without Cause or by Executive for Good Reason. If Executive's employment is terminated by the Company without Cause (other than due to death or Disability) or by Executive for Good Reason, then, subject to Executive's continued compliance with this Agreement and Executive's execution, delivery and non-revocation of a fully effective release of all claims against the Company in substantially the form attached as Appendix A hereto (the "Release") within the 40-day period following the date of the termination of Executive's employment (the "Release Requirement"), Executive shall be entitled to the following severance benefits, in addition to the Accrued Rights and the Accrued Bonus:

(a)            Executive's then-current Base Salary for a period of twelve (12) months following the Termination Date in accordance with the Company's regular payroll practices, beginning on the first payroll date following the date the Release Requirement is satisfied, and with the first installment including any amounts that would have been paid had the Release Requirement been satisfied on the Termination Date. Notwithstanding the foregoing, (i) if Executive begins to provide services to another person or entity as an employee or independent contractor within twelve (12) months following the Termination Date (a “New Engagement”), Executive must provide prompt notice to the Company of such New Engagement, and inform the Company of Executive’s new annualized or monthly gross wage rate under the New Engagement; and (ii) any remaining portion of the Salary Continuation payments shall be reduced (to as low as zero) by the amount of gross earnings that the Company determines, in its sole discretion, that Executive will receive from the New Engagement over the remainder of the Salary Continuation period;

(b)            an amount equal to the Annual Bonus Executive would have received with respect to the year during which the Termination Date occurred, had Executive’s employment not terminated, pro-rated based on the number of days Executive was employed hereunder during such year (the “Pro-Rata Bonus”). The Pro-Rata bonus and the Accrued Bonus are payable on the same date that bonuses for the year are paid to other executives of the Company;

(c)            subject to Executive timely electing COBRA coverage, the Company shall reimburse Executive for Executive's monthly COBRA premiums for a period beginning on the Termination Date and ending on the earlier of (1) the first anniversary of the Termination Date or (2) the date of New Engagement;

(d)            if not previously granted, the Year Two RSU Award and Year Two PSU Award shall immediately be granted;

(e)            one hundred percent (100%) of any then unvested RSUs, shall immediately become fully vested, including, for avoidance of doubt, the Year Two RSU Award ; and

(f)            for purposes of vesting of any unvested PSUs , including, for avoidance of doubt, the Year Two Year Two PSU Award, Executive shall be deemed to have met the Service Achievement, and any unvested PSUs shall remain outstanding and eligible to meet the Performance Achievement for ninety (90) days following termination.

For purposes of this Agreement, "Cause" shall mean Executive's: (A) conviction of, or plea of no contest to, a felony or other crime of moral turpitude or involving dishonesty, or commission of any other act or omission involving misappropriation, unethical business conduct, fraud, or breach of fiduciary duty or duty of loyalty, (B) performance of Executive's duties (other than duties to attend and participate in business or work events where alcohol is served) under the influence of alcohol; any repeated drunkenness at such events or any other repeated drunkenness whether or not in the performance of Executive's duties, that is, or could reasonably be expected to cause the Company public disgrace or disrepute or economic harm, (C) use of illegal drugs (whether or not at the workplace) that could reasonably be expected to, or that does, cause the Company public disgrace or disrepute or economic harm, (D) willful failure to perform duties as reasonably directed by the Board, which if curable, is not cured within 15 days after written notice thereof to Executive, (E) gross negligence or willful misconduct with respect to the Company or in the performance of Executive's duties to the Company, (F) obtaining any personal profits not thoroughly disclosed to and approved by the Board, in connection with any transaction entered into by, or on behalf of the Company, (G) materially violating any of the terms of the Company's established rules or policies which, if curable, is not cured within 15 days after written notice thereof to Executive, (H) misrepresenting or failing to disclose a material fact to the Company regarding Executive's work history or background, (I) any willful misconduct that is disruptive or distracting to the Company, which, if curable, is not cured within 15 days after written notice thereof to Executive, or (J) any other material breach of this Agreement or any other agreement between Executive and the Company which, if curable, is not cured within 15 days after written notice thereof to Executive. For the avoidance of doubt, "Cause" does not include any failure to achieve any financial performance targets.

For purposes of this Agreement, "Good Reason" shall mean the occurrence of any of the following without Executive's consent during the Term: (i) a material decrease in Executive's Base Salary (other than as part of an across-the-board base salary reduction of 10% or less applicable to all similarly-situated employees of the Company) or Target Bonus opportunity, (ii) a material breach by the Company of the material terms of this Agreement or any agreement between Executive and the Company, including pursuant to which Executive has been issued equity awards, (iii) any material diminution or material adverse change in Executive's titles, duties, responsibilities or authorities, or (iv) requiring Executive to relocate outside of Executive’s current state of residence. Good Reason shall not occur unless Executive provides a detailed written notice to the Company of any fact or circumstance believed by Executive to constitute Good Reason within 90 days following the occurrence of such fact or circumstance, the Company is given at least 30 days to cure such fact or circumstance, and Executive terminates Executive's employment immediately following such 30-day cure period in the event the Company fails to cure such fact or circumstance.

Nothing in this Section 3.5 is intended to reduce or eliminate any rights Executive has under any Award Agreement.

3.6 No Other Benefits Upon Termination. Except as provided in the applicable subsection of this Section 3 hereof, and except for any vested benefits under any tax qualified retirement plans of the Company, and continuation of health insurance benefits on the terms and to the extent required by Section 4980B of the Code and Section 601 of the Employee Retirement Income Security Act of 1974, as amended (which provisions are commonly known as "COBRA"), the Company shall have no additional obligations upon the termination of Executive's employment with the Company under this Agreement.

3.7 Cooperation with Company after Termination of Employment Following termination of Executive's employment for any reason, Executive shall reasonably cooperate with the Company in all matters relating to the winding up of Executive's pending work on behalf of the Company including, but not limited to, the orderly transfer of any such pending work to other employees of the Company as may be designated by the Company. The Company shall reimburse Executive for any reasonable out-of-pocket expenses Executive incurs in performing any work on behalf of the Company following the Termination Date.

7.            Section 4.1 Non-Solicitation is hereby deleted in its entirety and amended and restated as follows: Executive understands that during Executive’s employment with the Company, Executive will have access to and obtain knowledge of the Confidential Information (as defined in 4.3). In addition, Executive understands and agrees that the business of the Company will be disrupted, damaged, and/or otherwise harmed by the unfair “raiding” of Company employees and independent contractors. Therefore, Executive agrees that Executive shall not, directly or indirectly, during the Term and for the 24-month period following the Termination Date, (i) solicit or attempt to solicit any employee or individual who was an employee within the six-month period immediately prior thereto to terminate or otherwise alter Executive’s employment with the Company; or (ii) solicit or encourage any independent contractor providing services to the Company to terminate or alter in a manner adverse to the Company such independent contractor’s relationship with the Company. Notwithstanding the foregoing, the provisions of this Section 4.1 shall not be violated by general advertising or solicitation not targeted at Company-related persons or entities.

8.            Except as specifically modified and amended herein, the Amended Agreement is hereby ratified and affirmed in all respects and shall continue in full force and effect, and each Party further confirms and agrees that it is bound by the Amended Agreement as further amended by this Second Amendment.

9.            This Second Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same Amendment. Signatures sent by facsimile transmission or in PDF format shall be deemed to be originals for all purposes of this Second Amendment.

IN WITNESS WHEREOF, the Parties have duly executed this Second Amendment on the date last written below.

Company:		Executive:

By:	David W. McCreight	By:	Mark Vos

Signature:	/s/ David W. McCreight	Signature:	/s/ Mark Vos

Title:	Executive Chairman	Date:	January 9, 2024

Date:	January 9, 2024